Exhibit 99.1

                 Golden Enterprises Announces Quarterly Results

     BIRMINGHAM, Ala.--(BUSINESS WIRE)--Jan. 11, 2007--Golden Enterprises, Inc.'s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable January 31, 2007 to stockholders of record on January 22, 2007.

     For the thirteen weeks ended December 1, 2006, net sales were $26,596,212, up 5% compared to $25,430,115 last year.

     Gross margins for the thirteen weeks ended December 1, 2006 were $12,360,516 versus $11,628,574. During the thirteen weeks, gross margins increased $.07 million compared to the prior year.

     Selling, general and administrative expenses increased 6%, or $.67 million, during the thirteen weeks as a result of increased distribution costs and health care cost. Health care claims increased $640,769 or 107.2% which affected the thirteen weeks negatively $.03 per share.

     For the thirteen weeks ended December 1, 2006, basic and diluted loss per share was ($.02) compared to a ($.02) loss last year.

     For the twenty-six weeks ended December 1, 2006, net sales were $54,421,150, up 6% compared to $51,461,951 last year. The basic and diluted loss per share was $.00 compared to ($.03) last year.

     The following is a summary of net sales and income information for the thirteen weeks and twenty-six weeks ended December 1, 2006 and December 2, 2005.


                      Thirteen Weeks Ended     Twenty-Six Weeks Ended
                    ------------------------ -------------------------
                    December 1,  December 2,  December 1,  December 2,
                       2006         2005         2006         2005
                    ----------- ------------ ------------ ------------
Net Sales          $26,596,212  $25,430,115  $54,421,150  $51,461,951

Loss before income
 taxes             $  (378,973) $  (458,027) $   (29,938) $  (559,760)
Income taxes          (139,845)    (168,996)     (11,033)    (206,487)
                    -----------  -----------  -----------  -----------
Net loss           $  (239,128) $  (289,031) $   (18,905) $  (353,273)

Basic and diluted
 loss per share    $     (0.02) $     (0.02) $      0.00  $     (0.03)
                    ===========  ===========  ===========  ===========

Basic weighted
 shares outstanding 11,835,330   11,835,330   11,835,330   11,835,330
                    ===========  ===========  ===========  ===========

Diluted weighted
 shares outstanding 11,835,330   11,864,453   11,835,330   11,863,456
                    ===========  ===========  ===========  ===========


     This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company's filings with the Securities and Exchange Commission.


     CONTACT: Golden Enterprises, Inc.
              Patty Townsend, 205-458-7132